Exhibit 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Aerobic Creations, Inc.:

We consent to the use of our report dated March 11, 2006, with respect to the balance sheets of Aerobic Creations, Inc. as of December 31, 2005 and 2004 and the statements of operations, stockholders' equity and cash flows for the year ended December 31, 2005, the period from inception on February 25, 2004 to December 31, 2004 and the period from inception on February 25, 2004 to December 31, 2005, included in the Registration Statement on Form S-1 dated January 12,
 2007.


/s/ DMCL

Dale Matheson Carr-Hilton Labonte LLP
Chartered Accountants
Vancouver, Canada
January 12, 2007